Exhibit 99.1

FOR IMMEDIATE RELEASE

News Release

Linda McNeill
Investor Relations
(713) 267-7622

BRISTOW GROUP REPORTS FINANCIAL RESULTS FOR ITS

2013 FISCAL SECOND QUARTER AND SIX-MONTH PERIOD ENDED SEPTEMBER 30, 2012

•	QUARTER AND SIX MONTH GAAP NET INCOME OF $30 MILLION ($0.82 PER DILUTED SHARE) AND $53 MILLION ($1.46 PER DILUTED SHARE)

•	QUARTER AND SIX MONTH ADJUSTED NET INCOME OF $29 MILLION ($0.80 PER DILUTED SHARE) AND $58 MILLION ($1.60 PER DILUTED SHARE), WHICH EXCLUDES THE IMPACT OF ASSET DISPOSITIONS AND SPECIAL ITEMS

•	RECORD QUARTER AND SIX MONTH OPERATING REVENUE OF $326 MILLION AND $647 MILLION WITH QUARTER AND SIX MONTH OPERATING CASH FLOW OF $79 MILLION AND $135 MILLION

•	COMPANY REAFFIRMS GUIDANCE RANGE FOR FULL FISCAL YEAR 2013 ADJUSTED EPS AT $3.25 – $3.55

HOUSTON, November 7, 2012 – Bristow Group Inc. (NYSE: BRS) today reported net income for the September 2012 quarter of $29.7 million or $0.82 per diluted share compared to net income of $2.7 million or $0.07 per diluted share in the same period a year ago. Adjusted net income, which excludes asset disposition effects and special items, was $29.2 million or $0.80 per diluted share for the September 2012 quarter, an increase of $5.9 million or $0.17 per diluted share over the September 2011 quarter.

Operating revenue for the September 2012 quarter increased approximately 10% to $326.0 million from $297.1 million in the September 2011 quarter.

Adjusted earnings before interest, taxes, depreciation, amortization and rent (“Adjusted EBITDAR”), which excludes asset disposition effects and special items, was $84.9 million for the September 2012 quarter compared to $71.2 million in the same period a year ago. Net cash provided by operating activities totaled $79.5 million for the September 2012 quarter compared to $64.1 million in the September 2011 quarter. As of September 30, 2012, cash totaled $348.3 million and our total liquidity, which includes cash and borrowing available on our revolving credit facility, was $507.7 million.

Net income and diluted earnings per share increased significantly over the September 2011 quarter primarily as a result of the year-over-year increase in operating revenue, an $11.0 million increase in earnings from unconsolidated affiliates and the inclusion of $27.3 million in non-cash impairment charges in the September 2011 quarter.

The significant increase in earnings from unconsolidated affiliates relates to an improvement in earnings from our investment in Líder in Brazil primarily resulting from the impact of foreign currency exchange rate changes as the value of the Brazilian real has fluctuated significantly relative to the U.S. dollar and a $2.3 million correction of a calculation error related to foreign currency derivative transactions at Líder for the September 2012 quarter.

The year-over-year improvement in net income and diluted earnings per share was partially offset by the following:

•	An $8.4 million increase in general and administrative expense, primarily resulting from an increase in incentive compensation as a result of our stock price out-performing our peers,

•

A $2.6 million allowance for doubtful accounts recorded for accounts receivable due from ATP Oil and Gas Corporation (“ATP”), a client in the U.S. Gulf of Mexico, that is no longer considered probable of collection due to their filing for bankruptcy, and

•	Increased rent expense resulting from increased leasing of aircraft as our operating lease strategy progresses.

After adjusting for asset disposition effects and special items in the September 2012 and 2011 quarters, we realized an improvement in the financial measures used by management to assess and measure our financial performance, including a 19.2% improvement in adjusted EBITDAR, an improvement in adjusted EBITDAR margin from 24.0% to 26.1%, a 25.2% improvement in adjusted net income and a 27.0% improvement in adjusted diluted earnings per share. This improvement was driven by strong revenue performance and the increase in earnings from unconsolidated affiliates in the September 2012 quarter, partially offset by the increases in general and administrative expense, allowance for doubtful accounts and rent expense discussed above.

The allowance for doubtful accounts recorded for accounts receivable due from ATP, while not adjusted for in these non-GAAP measures, resulted in a $0.05 decrease in diluted earnings per share in the September 2012 quarter.

“The strong performance we experienced in our fiscal 2013 first quarter continued in the second quarter of fiscal 2013,” said William E. Chiles, President and Chief Executive Officer of Bristow Group. “We continue to benefit from a turnaround in Australia and the U.S. Gulf of Mexico as well as strength in the U.K. and Norway. Our fiscal 2013 and future year results should benefit further from the investment in Cougar Helicopters completed in October, along with financing transactions also completed in October to reduce our cost of capital.”

Mr. Chiles continued, “We are working hard to mitigate the impact of the recent suspension of flight operations of sixteen large EC225 and AS332L2 aircraft across our fleet. Despite this situation, we are still expecting the solid revenue growth experienced over the recent quarters to continue throughout the remainder of fiscal 2013, and anticipate stronger adjusted EBITDAR margins. During times like these, Bristow’s financial strength and commitment to operational excellence – to provide unmatched safety, reliability and hassle-free service – is a key difference maker for our clients. Our global management team is dedicated to continuing the service excellence we provide to our clients and is working hard every day for all our stakeholders.”

SECOND QUARTER FY2013 BUSINESS UNIT RESULTS

There continues to be strong demand for our services both from new and existing clients in the Northern North Sea and in Norway. To meet this demand, we have added new large aircraft to our Europe Business Unit over the past year. These new aircraft, as well as an overall increase in flying activity, led to a 10% increase in operating revenue and a 21% increase in adjusted EBITDAR over the September 2011 quarter. Adjusted EBITDAR margin of 34.6% improved from the prior year quarter’s margin of 31.4%. We executed operating leases for five large aircraft in this market in late fiscal year 2012 (one of which was a new delivery in the September 2012 quarter), contributing to the increase in adjusted EBITDAR margin.

Activity levels continue to be strong in our West Africa Business Unit, leading to a 7% increase in operating revenue over the September 2011 quarter. However, as a result of previously reported increases in maintenance costs, adjusted EBITDAR and adjusted EBITDAR margin decreased by 20% and 25%, respectively, compared with the September 2011 quarter. Maintenance expense increased primarily due to aircraft undergoing scheduled major maintenance during the September 2012 quarter.

As was the case in the first quarter of fiscal year 2012, the addition of S-92 large aircraft to our North America Business Unit continued to drive operating improvement in the U.S. Gulf of Mexico in the second fiscal quarter, along with the issuance of more drilling and completion permits. Operating revenue increased 19% resulting from the addition of the new large aircraft despite no significant change in flight hours from the September 2011 quarter. However, operating results in the September 2012 quarter were impacted by an allowance recorded against amounts due from ATP totaling $2.6 million. Excluding this allowance, adjusted EBITDAR margin was 25.3% for the quarter, up from 20.6% in the September 2011 quarter and 23.2% in the June 2012 quarter.

As a result of a 24% increase in flight activity in Australia, driven by new contracts and increased ad hoc work, operating revenue increased by 26% in the second fiscal quarter versus the September 2011 period. The increase in operating revenue along with a significant reduction in costs more than doubled Australia’s adjusted EBITDAR to $10.8 million in the September 2012 quarter and nearly doubled adjusted EBITDAR margins to 28.0% in the second fiscal quarter from 14.4% in the September 2011 quarter.

Our Other International Business Unit was positively affected by increased earnings from Líder in Brazil, which increased from a loss of $6.6 million in the September 2011 quarter to a gain of $4.6 million in the September 2012 quarter.

YTD FY2013 RESULTS

•	Operating revenue increased 11% to $646.6 million compared to $583.8 million in the same period a year ago.

•	Operating income increased 90% to $87.3 million compared to $46.0 million in the same period a year ago.

•

Net income increased 125% to $53.3 million or $1.46 per diluted share compared to $23.8 million or $0.65 per diluted share in the same period a year ago. Adjusted net income increased 35% to $58.4 million or $1.60 per diluted share compared to $43.2 million or $1.18 per diluted share in the same period a year ago.

•

Adjusted EBITDAR increased 22% to $168.7 million compared to $138.3 million in the same period a year ago. Net cash provided by operating activities totaled $134.9 million compared to $117.0 million in the same period a year ago.

RECENT AIRCRAFT INCIDENTS

On Monday, October 22, 2012, an incident occurred with an EC225 Super Puma helicopter operated by another helicopter company, which resulted in a controlled ditching on the North Sea, south of the Shetland Isles, U.K. Following the ditching, all 19 passengers and crew were recovered safely and without injuries.

Related to this incident, the Civil Aviation Authority (“CAA”) in the U.K. issued a safety directive on October 25, 2012, requiring operators to suspend operations of the affected aircraft. As a result, we will not be flying a total of sixteen large Eurocopter aircraft until further notice: eleven EC225 helicopters in the U.K., three EC225 helicopters in Australia, one EC225 helicopter in Norway and one AS332L2 helicopter in Nigeria. Our other aircraft, including search and rescue (“SAR”) aircraft, continue to operate globally.

In order to minimize or eliminate the impact on our clients, we have increased utilization of other in-region aircraft and have implemented contingency plans designed to mobilize additional available aircraft, including entering into an agreement on November 7, 2012 to order ten Sikorsky S-92 large aircraft and obtain options for 16 Sikorsky S-92 large aircraft. An incident involving another operator and an EC225 helicopter in May 2012 that resulted in a similar directive did not have a material financial impact on our company. However, we are unable to determine whether this incident on October 22 and the resulting actions taken by the CAA could have a material effect on our business, financial condition or results of operations at this time.

COUGAR INVESTMENT

In early October 2012, we completed the acquisition of 40 newly issued Class B shares (“Class B Shares”) in the capital of Cougar Helicopters Inc. (“Cougar”), the largest offshore energy and search and rescue (“SAR”) helicopter service provider in Canada, and certain aircraft and facilities used by Cougar in its operations, for $250 million, of which $23.8 million had been previously paid for an aircraft and certain other advances, resulting in a net cash outlay of $226.2 million. Cougar’s operations are primarily focused on serving the offshore oil and gas industry off Canada’s Atlantic coast and in the Arctic. The operating assets purchased include eight Sikorsky S-92 large helicopters, inventory and helicopter passenger, maintenance and SAR facilities located in St. John’s, Newfoundland and Labrador and Halifax, Nova Scotia. The purchased aircraft and facilities are leased to Cougar on a long-term basis. The Class B Shares represent 25% of the voting power and 40% of the economic interests in Cougar. Additionally, the terms of the purchase agreement include a potential earn-out of $40 million payable over three years based on Cougar achieving certain agreed performance targets.

FINANCING ACTIVITY

Subsequent to September 30, 2012, we raised $675 million through the offering of $450 million 6  1/4% senior notes due 2011 (“6  1/4% senior notes”) and proceeds from a $225 million 364-day term loan (“364-day term loan”). Net proceeds for the issuance of the 6  1/4% senior notes are being used to purchase and redeem 100% of our $350 million 7  1/2% senior notes due 2017 and for general corporate purposes, and proceeds from the 364-day term loan were used to complete the Cougar investment.

DIVIDEND AND SHARE REPURCHASE AUTHORIZATION

On November 2, 2012, our Board of Directors declared a seventh consecutive quarterly dividend. This dividend of $0.20 per share will be paid on December 14, 2012 to shareholders of record on November 30, 2012. Based on shares outstanding at September 30, 2012, total dividend payments will be approximately $7.2 million. Also on November 2, 2012, our Board of Directors authorized the expenditure of up to $100 million to repurchase shares of our common stock up to 12 months from that date.

GUIDANCE

Bristow is reaffirming today the adjusted earnings per share guidance provided in May 2012 for the full fiscal year 2013 of $3.25 to $3.55.

“Our 2013 guidance reaffirmation is based on the results of our strong first half performance for the fiscal year and the contribution expected from our recent investment in Cougar, taking into account uncertainty around the recent suspension of operations of EC225 and AS332L2 aircraft” said Jonathan E. Baliff, Senior Vice President and Chief Financial Officer of Bristow Group. “In addition to the stronger performance and earnings per share growth year over year, we continued to generate significant operating cash flow. This is a testament to the hard work and proven results of our global operations and commercial teams.”

As a reminder, our earnings per share guidance does not include unrealized gains and losses on disposals of assets as well as special items because their timing and amounts are more variable and less predictable. This guidance is based on current foreign currency exchange rates. In providing this guidance, we have not included the impact of any changes in accounting standards nor any impact from significant acquisitions and divestitures. Changes in events or other circumstances that we cannot currently anticipate or predict could result in earnings per share for fiscal year 2013 that are significantly above or below this guidance, including the impact of the recent suspension of operations of certain aircraft and changes in the market and industry. Factors that could cause such changes are described below under Forward-Looking Statements Disclosure.

CONFERENCE CALL

Management will conduct a conference call starting at 10:00 a.m. ET (9:00 a.m. CT) on Thursday, November 8, 2012 to review financial results for the fiscal year 2013 second quarter ended September 30, 2012. This release and the most recent investor slide presentation are available in the investor relations area of our web page at www.bristowgroup.com. The conference call can be accessed as follows:

Via Webcast:

•	Visit Bristow Group’s investor relations Web page at www.bristowgroup.com

•	Live: Click on the link for “Bristow Group Fiscal 2013 Second Quarter Earnings Conference Call”

•	Replay: A replay via webcast will be available approximately one hour after the call’s completion and will be accessible for approximately 90 days

Via Telephone within the U.S.:

•	Live: Dial toll free 1-800-762-8779

•	Replay: A telephone replay will be available through November 22, 2012 and may be accessed by calling toll free 1-800-406-7325, passcode: 4567605#

Via Telephone outside the U.S.:

•	Live: Dial 1-480-629-9645

•	Replay: A telephone replay will be available through November 22, 2012 and may be accessed by calling 1-303-590-3030, passcode: 4567605#

ABOUT BRISTOW GROUP INC.

Bristow Group Inc. is the leading provider of helicopter services to the worldwide offshore energy industry based on the number of aircraft operated and one of two helicopter service providers to the offshore energy industry with global operations. The Company has major transportation operations in the North Sea, Nigeria and the U.S. Gulf of Mexico, and in most of the other major offshore oil and gas producing regions of the world, including Alaska, Australia, Brazil, Canada, Russia and Trinidad. For more information, visit the Company’s website at www.bristowgroup.com.

FORWARD-LOOKING STATEMENTS DISCLOSURE

Statements contained in this news release that state the Company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. These forward-looking statements include statements regarding earnings guidance, revenue growth, margins, the impact of activity levels, business performance, the October 2012 incident and resulting actions taken by the CAA in the U.K., and other market and industry conditions. It is important to note that the Company’s actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including but not limited to the Company’s quarterly report on Form 10-Q for the quarter ended September 30, 2012 and the annual report on Form 10-K for the fiscal year ended March 31, 2012. Bristow Group Inc. disclaims any intention or obligation to revise any forward-looking statements, including financial estimates, whether as a result of new information, future events or otherwise.

(financial tables follow)

BRISTOW GROUP INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share

amounts, percentages and flight hours)

(Unaudited)

	Three Months Ended September 30,		Six Months Ended September 30,
	2012	2011	2012	2011

Gross revenue:
Operating revenue from non-affiliates	$319,663	$288,780	$634,512	$565,809
Operating revenue from affiliates	6,288	8,276	12,093	18,008
Reimbursable revenue from non-affiliates	39,719	33,673	81,673	67,974
Reimbursable revenue from affiliates	84	263	84	306

	365,754	330,992	728,362	652,097

Operating expense:
Direct cost	224,495	203,635	447,263	400,257
Reimbursable expense	38,634	32,770	78,806	65,904
Impairment of inventories	—	24,610	—	24,610
Depreciation and amortization	23,321	25,431	44,693	48,139
General and administrative	37,708	29,303	72,685	68,948

	324,158	315,749	643,447	607,858

Loss on disposal of assets	(1,262)	(1,611)	(6,577)	(195)
Earnings from unconsolidated affiliates, net of losses	6,994	(4,037)	8,983	1,956

Operating income	47,328	9,595	87,321	46,000

Interest income	263	153	351	324
Interest expense	(8,597)	(9,459)	(17,371)	(18,414)
Other income (expense), net	(218)	727	(1,149)	931

Income before (provision) benefit for income taxes	38,776	1,016	69,152	28,841
(Provision) benefit for income taxes	(8,342)	1,945	(14,522)	(4,661)

Net income	30,434	2,961	54,630	24,180
Net income attributable to noncontrolling interests	(766)	(250)	(1,300)	(424)

Net income attributable to Bristow Group	$29,668	$2,711	$53,330	$23,756

Diluted earnings per common share	$0.82	$0.07	$1.46	$0.65
Operating margin	14.5%	3.2%	13.5%	7.9%
Flight hours	55,038	56,005	110,166	110,061

Non-GAAP financial measures:
Adjusted operating income	$46,274	$38,493	$93,276	$73,482
Adjusted operating margin	14.2%	13.0%	14.4%	12.6%
Adjusted EBITDAR	$84,922	$71,235	$168,727	$138,260
Adjusted EBITDAR margin	26.1%	24.0%	26.1%	23.7%
Adjusted net income	$29,153	$23,287	$58,425	$43,227
Adjusted diluted earnings per share	$0.80	$0.63	$1.60	$1.18

BRISTOW GROUP INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	September 30, 2012	March 31, 2012

ASSETS
Current assets:
Cash and cash equivalents	$348,349	$261,550
Accounts receivable from non-affiliates	263,232	280,985
Accounts receivable from affiliates	3,640	5,235
Inventories	158,949	157,825
Assets held for sale	19,552	18,710
Prepaid expenses and other current assets	18,083	12,168

Total current assets	811,805	736,473
Investment in unconsolidated affiliates	214,620	205,100
Property and equipment – at cost:
Land and buildings	84,068	80,835
Aircraft and equipment	2,064,285	2,099,642

	2,148,353	2,180,477
Less – Accumulated depreciation and amortization	(463,913)	(457,702)

	1,684,440	1,722,775
Goodwill	29,789	29,644
Other assets	44,814	46,371

Total assets	$2,785,468	$2,740,363

LIABILITIES AND STOCKHOLDERS’ INVESTMENT
Current liabilities:
Accounts payable	$55,650	$56,084
Accrued wages, benefits and related taxes	44,590	44,325
Income taxes payable	12,814	9,732
Other accrued taxes	8,226	5,486
Deferred revenue	12,551	14,576
Accrued maintenance and repairs	18,790	14,252
Accrued interest	2,258	2,300
Other accrued liabilities	27,013	23,005
Deferred taxes	15,165	15,070
Short-term borrowings and current maturities of long-term debt	18,750	14,375

Total current liabilities	215,807	199,205
Long-term debt, less current maturities	715,936	742,870
Accrued pension liabilities	112,221	111,742
Other liabilities and deferred credits	17,403	16,768
Deferred taxes	143,912	147,954
Stockholders’ investment:
Common stock	365	363
Additional paid-in capital	717,347	703,628
Retained earnings	1,032,468	993,435
Accumulated other comprehensive loss	(154,614)	(159,239)
Treasury shares, at cost (526,895 shares)	(25,085)	(25,085)

Total Bristow Group Inc. stockholders’ investment	1,570,481	1,513,102
Noncontrolling interests	9,708	8,722

Total stockholders’ investment	1,580,189	1,521,824

Total liabilities and stockholders’ investment	$2,785,468	$2,740,363

BRISTOW GROUP INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Six Months Ended September 30,
	2012	2011

Cash flows from operating activities:
Net income	$54,630	$24,180
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	44,693	48,139
Deferred income taxes	(4,592)	(10,237)
Discount amortization on long-term debt	1,772	1,666
Loss on disposal of assets	6,577	195
Impairment of inventories	—	24,610
Stock-based compensation	5,523	7,480
Equity in earnings from unconsolidated affiliates less than (in excess of) dividends received	(2,866)	5,285
Tax benefit related to stock-based compensation	(433)	(109)
Increase (decrease) in cash resulting from changes in:
Accounts receivable	20,786	(6,352)
Inventories	(46)	7,916
Prepaid expenses and other assets	729	3,297
Accounts payable	(3,426)	5,382
Accrued liabilities	11,777	4,863
Other liabilities and deferred credits	(226)	678

Net cash provided by operating activities	134,898	116,993

Cash flows from investing activities:
Capital expenditures	(113,405)	(149,262)
Proceeds from asset dispositions	96,376	12,040
Investment in unconsolidated affiliates	(7,153)	—

Net cash used in investing activities	(24,182)	(137,222)

Cash flows from financing activities:
Proceeds from borrowings	—	88,493
Repayment of debt	(24,300)	(32,518)
Partial prepayment of put/call obligation	(33)	(31)
Acquisition of noncontrolling interests	—	(262)
Common stock dividends paid	(14,297)	(10,833)
Issuance of common stock	7,869	1,629
Tax benefit related to stock-based compensation	433	109

Net cash provided by (used in) financing activities	(30,328)	46,587
Effect of exchange rate changes on cash and cash equivalents	6,411	(2,440)

Net increase in cash and cash equivalents	86,799	23,918
Cash and cash equivalents at beginning of period	261,550	116,361

Cash and cash equivalents at end of period	$348,349	$140,279

BRISTOW GROUP INC. AND SUBSIDIARIES

SELECTED OPERATING DATA

(In thousands, except flight hours and percentages)

(Unaudited)

	Three Months Ended September 30,		Six Months Ended September 30,
	2012	2011	2012	2011
Flight hours (excludes Bristow Academy and unconsolidated affiliates):
Europe	15,900	15,341	33,136	29,523
West Africa	10,635	10,620	21,389	20,249
North America	20,561	20,858	40,730	41,292
Australia	2,961	2,379	5,753	5,761
Other International	4,981	6,807	9,158	13,236

	55,038	56,005	110,166	110,061

Operating revenue:
Europe	$124,993	$113,702	$248,228	$221,990
West Africa	65,273	61,076	131,628	113,327
North America	56,982	47,860	109,607	91,773
Australia	38,448	30,469	76,619	71,389
Other International	32,085	35,191	65,312	69,740
Corporate and other	8,817	9,435	16,237	16,282
Intrasegment eliminations	(647)	(677)	(1,026)	(684)

Consolidated total	$325,951	$297,056	$646,605	$583,817

Operating income (loss):
Europe	$27,008	$23,586	$48,884	$46,835
West Africa	13,430	16,120	29,561	27,351
North America	6,130	2,571	12,605	4,155
Australia	6,829	576	13,338	5,100
Other International	10,354	2,089	17,741	13,999
Corporate and other	(15,161)	(33,736)	(28,231)	(51,245)
Loss on disposal of assets	(1,262)	(1,611)	(6,577)	(195)

Consolidated total	$47,328	$9,595	$87,321	$46,000

Operating margin:
Europe	21.6%	20.7%	19.7%	21.1%
West Africa	20.6%	26.4%	22.5%	24.1%
North America	10.8%	5.4%	11.5%	4.5%
Australia	17.8%	1.9%	17.4%	7.1%
Other International	32.3%	5.9%	27.2%	20.1%
Consolidated total	14.5%	3.2%	13.5%	7.9%

Adjusted EBITDAR:
Europe	$43,245	$35,690	$82,909	$71,390
West Africa	17,297	21,659	38,460	37,089
North America	11,767	9,848	23,967	16,115
Australia	10,766	4,397	21,091	12,678
Other International	14,169	6,708	25,715	23,332
Corporate and other	(12,322)	(7,067)	(23,415)	(22,344)

Consolidated total	$84,922	$71,235	$168,727	$138,260

Adjusted EBITDAR margin:
Europe	34.6%	31.4%	33.4%	32.2%
West Africa	26.5%	35.5%	29.2%	32.7%
North America	20.7%	20.6%	21.9%	17.6%
Australia	28.0%	14.4%	27.5%	17.8%
Other International	44.2%	19.1%	39.4%	33.5%
Consolidated total	26.1%	24.0%	26.1%	23.7%

BRISTOW GROUP INC. AND SUBSIDIARIES

AIRCRAFT COUNT

As of September 30, 2012

(Unaudited)

	Aircraft in Consolidated Fleet
	Helicopters
	Small	Medium	Large	Training	Fixed Wing	Total (1)(2)	Unconsolidated Affiliates (3)	Total
Europe	—	12	43	—	—	55	64	119
West Africa	10	25	7	—	3	45	—	45
North America	67	24	2	—	—	93	—	93
Australia	2	10	13	—	—	25	—	25
Other International	4	36	14	—	—	54	133	187
Corporate and other	—	—	—	77	—	77	—	77

Total	83	107	79	77	3	349	197	546

Aircraft not currently in fleet: (4)(5)

On order	—	—	30	—	—	30
Under option	—	12	37	—	—	49

(1)	Includes 20 aircraft held for sale and 57 leased aircraft as follows:

	Held for Sale Aircraft in Consolidated Fleet
	Helicopters
	Small	Medium	Large	Training	Fixed Wing	Total
Europe	—	2	3	—	—	5
West Africa	—	1	—	—	—	1
North America	—	—	—	—	—	—
Australia	—	2	1	—	—	3
Other International	1	10	—	—	—	11
Corporate and other	—	—	—	—	—	—

Total	1	15	4	—	—	20

	Leased Aircraft in Consolidated Fleet
	Helicopters
	Small	Medium	Large	Training	Fixed Wing	Total
Europe	—	—	7	—	—	7
West Africa	—	1	—	—	—	1
North America	1	11	2	—	—	14
Australia	2	—	3	—	—	5
Other International	—	—	—	—	—	—
Corporate and other	—	—	—	30	—	30

Total	3	12	12	30	—	57

(2)	The average age of our fleet, excluding training aircraft, was 12 years as of September 30, 2012.
(3)	The 197 aircraft operated by our unconsolidated affiliates do not include those aircraft leased from us.
(4)	This table does not reflect aircraft which our unconsolidated affiliates may have on order or under option.
(5)

On November 7, 2012, we entered into an agreement to order ten Sikorsky S-92 large aircraft and obtain options for 16 Sikorsky S-92 large aircraft, which are reflected in this table. The aircraft orders have delivery dates in fiscal years 2014 and 2015. The aircraft options have delivery dates ranging from fiscal years 2015 to 2018.

BRISTOW GROUP INC. AND SUBSIDIARIES

GAAP RECONCILIATIONS

These financial measures have not been prepared in accordance with generally accepted accounting principles (“GAAP”) and have not been audited or reviewed by our independent auditor. These financial measures are therefore considered non-GAAP financial measures. Adjusted EBITDAR is calculated by taking our net income and adjusting for interest expense, depreciation and amortization, rent expense, benefit (provision) for income taxes, gain (loss) on disposal of assets and special items, if any. Adjusted operating income, adjusted net income and adjusted diluted earnings per share are each adjusted for gain (loss) on disposal of assets and special items, if any, during the reported periods. Management believes these non-GAAP financial measures provide meaningful supplemental information regarding our results because they exclude amounts that management does not consider when assessing and measuring the operational and financial performance of the organization. A description of the adjustments to and reconciliations of these non-GAAP financial measures to the most comparable GAAP financial measures is as follows:

	Three Months Ended September 30,		Six Months Ended September 30,
	2012	2011	2012	2011
	(In thousands, except per share amounts) (Unaudited)

Adjusted operating income	$46,274	$38,493	$93,276	$73,482
Loss on disposal of assets	(1,262)	(1,611)	(6,577)	(195)
Special items	2,316	(27,287)	622	(27,287)

Operating income	$47,328	$9,595	$87,321	$46,000

Adjusted EBITDAR	$84,922	$71,235	$168,727	$138,260
Loss on disposal of assets	(1,262)	(1,611)	(6,577)	(195)
Special items	2,316	(24,610)	622	(24,610)
Depreciation and amortization	(23,321)	(25,431)	(44,693)	(48,139)
Rent expense	(15,282)	(9,108)	(31,556)	(18,061)
Interest expense	(8,597)	(9,459)	(17,371)	(18,414)
(Provision) benefit for income taxes	(8,342)	1,945	(14,522)	(4,661)

Net income	$30,434	$2,961	$54,630	$24,180

Adjusted net income	$29,153	$23,287	$58,425	$43,227
Loss on disposal of assets (i)	(990)	(1,257)	(5,196)	(152)
Special items (i)	1,505	(19,319)	101	(19,319)

Net income attributable to Bristow Group	$29,668	$2,711	$53,330	$23,756

Adjusted diluted earnings per share	$0.80	$0.63	$1.60	$1.18
Loss on disposal of assets (i)	(0.03)	(0.03)	(0.14)	—
Special items (i)	0.04	(0.53)	—	(0.53)
Diluted earnings per share	0.82	0.07	1.46	0.65

(i)

These amounts are presented after applying the appropriate tax effect to each item and dividing by the weighted average shares outstanding during the related period to calculate the earnings per share impact.

A correction of a calculation error related to Líder has been identified as a special item for the September 2012 quarter and non-cash impairment charges related to inventory spare parts and the abandonment of assets at the Creole, Louisiana location have been identified as special items for the September 2011 quarter, as they are not considered by management to be part of our normal and recurring operations when assessing and measuring the operational and financial performance of the organization. The impact of these items on our adjusted operating income, adjusted EBITDAR, adjusted net income and adjusted diluted earnings per share is as follows:

	Three Months Ended September 30, 2012
	Adjusted Operating Income	Adjusted EBITDAR	Adjusted Net Income	Adjusted Diluted Earnings Per Share
	(In thousands, except per share amounts)
Líder correction	$(2,316)	$(2,316)	$(1,505)	$(0.04)

Total special items	$(2,316)	$(2,316)	$(1,505)	(0.04)

	Three Months Ended September 30, 2011
	Adjusted Operating Income	Adjusted EBITDAR	Adjusted Net Income	Adjusted Diluted Earnings Per Share
	(In thousands, except per share amounts)
Impairment of inventories	$24,610	$24,610	$17,579	$0.48
Impairment of assets in Creole, Louisiana	2,677	—	1,740	0.05

Total special items	$27,287	$24,610	$19,319	0.53

A correction of a calculation error related to Líder and the severance costs in the Southern North Sea have been identified as special items for the six months ended September 30, 2012 and non-cash impairment charges related to inventory spare parts and the abandonment of assets at the Creole, Louisiana location have been identified as special items for the six months ended September 30, 2011, as they are not considered by management to be part of our normal and recurring operations when assessing and measuring the operational and financial performance of the organization. The impact of these items on our adjusted operating income, adjusted EBITDAR, adjusted net income and adjusted diluted earnings per share is as follows:

	Six Months Ended September 30, 2012
	Adjusted Operating Income	Adjusted EBITDAR	Adjusted Net Income	Adjusted Diluted Earnings Per Share
	(In thousands, except per share amounts)
Líder correction	$(2,784)	$(2,784)	$(1,809)	$(0.05)
Severance costs for termination of contract	2,162	2,162	1,708	0.05

Total special items	$(622)	$(622)	$(101)	—

	Six Months Ended September 30, 2011
	Adjusted Operating Income	Adjusted EBITDAR	Adjusted Net Income	Adjusted Diluted Earnings Per Share
	(In thousands, except per share amounts)
Impairment of inventories	$24,610	$24,610	$17,579	$0.48
Impairment of assets in Creole, Louisiana	2,677	—	1,740	0.05

Total special items	$27,287	$24,610	$19,319	0.53

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